Exhibit 10. 1

FORM OF

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AWARD AGREEMENT

Non-transferable

GRANT TO

_______________________

(“Grantee”)

by Premiere Global Services, Inc. (the “Company”) of

________

restricted stock units convertible into shares of Stock (the “Performance Units”). The Performance Units are granted pursuant to and subject to the provisions of the Premiere Global Services, Inc. Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Performance Units, Grantee shall be deemed to have agreed to the Terms and Conditions and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The target number of Shares subject to this award is ______ (the “Target Award”). Grantee may earn the Target Award, determined in accordance with the sliding scale based upon the percentage of achievement of the performance target, as set forth in Exhibit A hereto (the “Performance Target”).

IN WITNESS WHEREOF, Premiere Global Services, Inc., acting by and through its duly authorized officers, has caused this Agreement to be duly executed as of the Grant Date.

PREMIERE GLOBAL SERVICES, INC.

By:
Its:

Grant Date:

TERMS AND CONDITIONS

1. Defined Terms. For purposes of this Agreement:

(a) “Conversion Date” means the date of the first payroll following the Company’s fourth quarter and year-end earnings release for fiscal year ____, but no later than March 15, ____.

(b) “Performance Period” means the period commencing on _______, ____ and ending on_______, ____.

2. Vesting of Performance Units. The Performance Units have been credited to a bookkeeping account on behalf of Grantee. The Performance Units will be earned, in whole, in part or not at all, as provided on Exhibit A attached hereto. Any Performance Units that fail to vest in accordance with the terms of this Agreement will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3. Conversion to Shares. Except as otherwise provided in Section 4 below:

(a) 50% of the Performance Units that are earned based on performance will be converted to actual unrestricted Shares (one Share per vested Performance Unit) on the Conversion Date. These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of the Grantee.

(b) The remaining 50% of the Performance Units that are earned based on performance will be converted to service-based Restricted Stock awards (one Restricted Share per Performance Unit) on the Conversion Date. Such Restricted Stock awards will be subject to the terms and conditions set forth in a restricted stock award agreement in substantially the form as filed with the Securities and Exchange Commission.

4. Termination of Employment. If Grantee’s employment is terminated during the Performance Period, the provisions of this Section 4 shall govern the vesting of any previously unearned Performance Units.

(a) If Grantee’s employment is terminated (i) by reason of death or Disability, or (ii) by the Company without Cause or by Grantee with Good Reason (as such terms are defined below) within 12 months following the occurrence of a Change in Control, then the Performance Units shall vest based upon an assumed achievement of 100% of the Performance Target. Subject to Section 14 hereof, any Performance Units so earned shall be converted to actual unrestricted Shares (one Share per vested Performance Unit) on the date of Grantee’s termination of employment, and will be registered in Grantee’s name (or the name of Grantee’s beneficiary) on the books of the Company as of that date. Such Shares will be delivered to Grantee or Grantee’s beneficiary within 30 days thereafter, in certificated or uncertificated form, as Grantee or such beneficiary shall direct.

(b) If Grantee’s employment terminates for any reason other than as described in (a) above, the Performance Units will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

For purposes of this Agreement, “Cause” and “Good Reason” shall have the meaning as set forth in Grantee’s severance agreement with the Company or any of its Affiliates, as in effect from time to time

5. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Performance Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Performance Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee until the Conversion Date. Such amounts shall be subject to the same vesting and forfeiture provisions as the Performance Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the Conversion Date, provided Grantee is then still employed by the Company or an Affiliate, as applicable.

6. Limitation of Rights. The Performance Units do not confer to Grantee or Grantee’s beneficiary any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Performance Units. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7. Restrictions on Transfer. No right or interest of Grantee in the Performance Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Performance Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to the Performance Units.

8. Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Performance Units Shares having a fair market value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Performance Units hereunder had expired) on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Premiere Global Services, Inc.

3280 Peachtree Road, N.E.

The Terminus Building, Suite 1000

Atlanta, Georgia 30305

Attn: Director, Stock Plan Management

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Code Section 409A.

(a) This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).

(b) Notwithstanding anything this Agreement to the contrary, to the extent that any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable under this Agreement by reason of the occurrence of a Change in Control, or Grantee’s separation from service, such amount will not be payable to Grantee by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of this award upon a Change in Control or separation from service, however defined. If this provision prevents the payment of any amount, such payment shall be made at the time that would have applied absent the Change in Control or separation from service, as applicable.

(c) If any amount that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable under this Agreement by reason of Grantee’s separation from service during a period in which Grantee is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment of such non-exempt amounts shall be delayed until the earlier of (i) thirty (30) days following Grantee’s death, or (ii) the first day of the seventh month following Grantee’s separation from service.

Exhibit A

The Performance Target shall be the Company’s achievement of $_______________ revenue generated from the Company’s software-as-a-service products (“SaaS Revenues”) for fiscal year ____. The Performance Units will be earned, in whole, in part or not at all, in accordance with the following sliding scale, with data between points interpolated on a straight-line basis:

SaaS Revenues	Percentage of Performance Units Earned*
0%
50%
60%
70%
80%
90%
100%

*Earned Performance Units will be converted into shares of unrestricted Stock and shares of Restricted Stock as provided in Section 3 of this Agreement.